Patrick Industries, Inc. Completes Acquisition of Marine Accessories Corporation and Announces Expansion of Credit Facility

ELKHART, IN - June 11, 2018 - Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”) announced today that it has completed the acquisition of Marine Accessories Corporation (“MAC”) and has expanded the size of its credit facility.

MAC is a manufacturer, distributor and aftermarket supplier of custom tower and canvas products and other related accessories to OEMs, dealers, retailers and distributors, as well as direct to consumers within the marine market. MAC is headquartered in Maryville, Tennessee and has eight manufacturing and distribution facilities located primarily in the U.S. MAC’s trailing 12-months revenue through May 2018 was approximately $50 million and the Company expects the acquisition to be immediately accretive to net income per share.

“MAC’s innovative marine products, and design, engineering, manufacturing, and aftermarket expertise provide us with an excellent opportunity to further penetrate the marine market and leverage our existing capabilities within our marine platform,” said Todd Cleveland, Chairman and Chief Executive Officer of Patrick.
“We are excited to partner with the MAC team and its high quality brand platform which is a seamless fit within our entrepreneurial, brand-based model,” said Andy Nemeth, President of Patrick. “MAC’s industry reputation for product quality, customized style and innovation, and consistently reliable just-in-time delivery has been instrumental in expanding its customer base within the recreational boating market. This acquisition is aligned with our strategic initiatives and capital allocation strategy and we look forward to working with the MAC team to help further drive value, growth and synergy realization. Consistent with previous acquisitions, we will support MAC with a financial and operational foundation that will allow it to capitalize on its core competencies while preserving the entrepreneurial spirit that has been so important to its success.”
Rick Reyenger, Chief Executive Officer of MAC, said, “We are very pleased to partner with Patrick and strengthen our presence in the marine industry as we continue to expand our footprint across multiple markets. The combination of Patrick’s strategic and capital resources with MAC’s energy, vision and foundation will help to further leverage our opportunities to bring innovative solutions to our customers.”
The acquisition of MAC includes the acquisition of accounts receivable, inventory, prepaid expenses, and machinery and equipment, and was funded under the Company’s newly expanded credit facility. Patrick will continue to operate MAC on a stand-alone basis under its brand names in its existing facilities.
Credit Facility Expansion
On June 5, 2018, the Company amended and restated its credit agreement to expand its senior secured credit facility to $900 million (the “2018 Credit Facility”) from $500 million. The 2018 Credit Facility is comprised of an $800 million revolving credit facility and a $100 million term loan with pricing, maturity, and material provisions remaining unchanged.

“The increased credit facility positions us with capacity and a strong financing foundation to continue to support the Company’s long-term strategic initiatives and disciplined capital allocation strategy. We look forward to our continued partnership with our bank group as we execute on our strategic plan, with the ultimate goal of providing exceptional products and service to our customer base and driving shareholder value,” stated Mr. Nemeth.
Patrick Industries, Inc.
Patrick Industries, Inc. is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, marine, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, and other industrial markets and operates over 110 manufacturing and distribution facilities located throughout the United States and in China and The Netherlands. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures and tile systems, thermoformed shower surrounds, specialty bath and closet building products, fiberglass and plastic helm systems and component products, wiring and wire harnesses, boat covers, towers and tops, electrical systems components including instrument and dash panels, softwoods lumber, interior passage doors, RV painting, slotwall panels and components, aluminum fuel tanks, and CNC molds and composite parts and other products. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, appliances, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any projections of financial performance or statements concerning expectations as to future developments should not be construed in any manner as a guarantee that such results or developments will, in fact, occur. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. The Company does not undertake to publicly update or revise any forward-looking statements except as required by law. Factors that may affect the Company’s operations and prospects are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.
Contact:
Julie Ann Kotowski
Investor Relations
Patrick Industries, Inc.
574-294-7511 / kotowskj@patrickind.com